Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of City Holding Company of our reports dated February 28, 2008, with respect to the consolidated financial statements of City Holding Company and the effectiveness of internal control over financial reporting of City Holding Company, included in the 2007 Annual Report to Shareholders of City Holding Company.

We also consent to the incorporation by reference in the Registration Statement (Forms S-8 Nos. 333-115282 and 333-87667) pertaining to the 2003 Incentive Plan and the 1993 Stock Incentive Plan, of City Holding Company of our reports dated February 28, 2008, with respect to the consolidated financial statements of City Holding Company and the effectiveness of internal control over financial reporting of City Holding Company included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Charleston, West Virginia
February 28, 2008